Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE            Contact:    Laura J. Wakeley
Office:     717-291-2616

Fulton Financial Corporation declares quarterly cash dividend

(June 21, 2016) -- LANCASTER, PA. - The Board of Directors of Fulton Financial Corporation (Nasdaq: FULT) has declared a quarterly cash dividend of ten cents per share on its common stock, payable on July 15, 2016, to shareholders of record as of July 1, 2016. This is an increase of one cent per share over the dividend paid in April 2016.

Fulton Financial Corporation, an $18.1 billion Lancaster, Pa.-based financial holding company, has approximately 3,700 employees and operates more than 240 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six subsidiary banks.

Additional information on Fulton Financial Corporation can be found on the Internet at www.fult.com.